Kenneth J. Rollins

+1 858 550 6136

krollins@cooley.com

EXHIBIT 5.1

December 6, 2018

Synthorx, Inc.

11099 North Torrey Pines Road, Suite 290

La Jolla, California 92037

Ladies and Gentlemen:

You have requested our opinion, as counsel to Synthorx, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-228355) on Form S-1 (the “Initial Registration Statement”) with the Securities and Exchange Commission, including a related prospectus which forms a part of the Initial Registration Statement (the “Prospectus”), and a Registration Statement on Form S-1 related thereto that is to be filed with the Commission pursuant to Rule 462(b) of Regulation C promulgated under the Act (the “Rule 462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statements”), covering an underwritten public offering of up to 13,699,636 shares (the “Shares”) of the Company’s common stock, par value $0.001, including up to 1,786,909 Shares that may be sold pursuant to the exercise of an option to purchase additional Shares.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statements and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Initial Registration Statement, and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.3 to the Initial Registration Statement, each of which is to be in effect immediately prior to the closing of the offering contemplated by the Registration Statements and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the Amended and Restated Certificate of Incorporation referred to in sub-clause (i)(c) above will be filed with the Secretary of State of the State of Delaware prior to the closing of the offering contemplated by the Registration Statements. We have undertaken no independent verification with respect to such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents, other than by the Company, submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statements and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Initial Registration Statement, to the filing of this opinion as an exhibit to an amendment to the Initial Registration Statement filed pursuant to Rule 462(d) and to the filing of this opinion as an exhibit to the Rule 462(b) Registration Statement.

Sincerely,

Cooley LLP

/s/ Kenneth J. Rollins

Kenneth J. Rollins

Cooley LLP    4401 Eastgate Mall    San Diego, CA    92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com